Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

BY

Anebulo Pharmaceuticals, Inc.

OF

UP TO 300,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $3.50 PER SHARE, REPRESENTING AN AGGREGATE PURCHASE PRICE OF UP TO $1,050,000

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JANUARY 26, 2026, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

December 22, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 22, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) (which Offer to Purchase and Letter of Transmittal, along with other related materials as may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”) to purchase for cash up to 300,000 shares of its common stock, par value $0.001 per share (each, a “Share,” and collectively, the “Shares”), at a price of $3.50 per share (the “Purchase Price”), less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer.

Upon the terms and subject to the conditions of the Offer, if 300,000 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase all Shares properly tendered. All Shares acquired, if any, in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn will be purchased. However, due to the “Odd Lot” priority and proration provisions described in the Offer to Purchase, all of the Shares tendered may not be purchased if more than 300,000 Shares are properly tendered and not properly withdrawn. The Company reserves the right, in its sole discretion, to increase or decrease the aggregate number of Shares sought in the Offer, subject to applicable law. The Company will not purchase fractional shares. In accordance with the rules of the U.S. Securities and Exchange Commission, the Company may purchase in the Offer up to an additional 2% of its outstanding Shares without amending or extending the Offer.

The Company will purchase only those Shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer (including the “Odd Lot” priority and proration provisions described in the Offer to Purchase). All Shares accepted for payment will be paid promptly after the Expiration Date, to the seller in cash, less any applicable withholding taxes and without interest. All Shares acquired in the Offer, if any, will be acquired at the Purchase Price. If the Offer is fully subscribed, the Company would purchase 300,000 Shares, which would represent approximately 0.7% of the issued and outstanding Shares as of December 19, 2025. Shares that are tendered but not purchased because of the Odd Lot” priority and proration provisions will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer. See Section 1 of the Offer to Purchase.

Under no circumstances will interest be paid on the Purchase Price for the Shares regardless of any delay in making such payment.

WE ARE THE OWNER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, WE ARE THE ONLY ONES WHO CAN TENDER YOUR SHARES, AND THEN ONLY PURSUANT TO YOUR INSTRUCTIONS. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Shares at a price of $3.50 per Share, as indicated in the attached Instruction Form, without interest.

2.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions. See Section 7 of the Offer to Purchase.

4.	The Offer, withdrawal rights and proration period will expire at the Expiration Date, which will be one minute after 11:59 p.m., New York City time, on January 26, 2006, unless the Company extends the Offer or earlier terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.

5.	The Offer is for 300,000 Shares, constituting approximately 0.7% of the total number of outstanding shares of the Company’s outstanding Shares as of December 19, 2025.

6.	Tendering stockholders who are tendering shares registered in their name and who are tendering such shares directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary, will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7.	Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender shares through such brokers or other nominees and not directly to the Depositary.

8.	If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the Shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, if the total number of Shares properly tendered and not withdrawn by Odd Lot Holders does not exceed the maximum number of Shares subject to the Offer, the Company will, on the terms and subject to the conditions of the Offer, accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered and not properly withdrawn.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, and returning to us the attached instruction form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION SHEET SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE TENDER OFFER. PLEASE NOTE THAT THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE one minute after 11:59 p.m., New York City time, on January 26, 2026, UNLESS THE OFFER IS EXTENDED.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of the Company’s common stock residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 22, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) (which Offer to Purchase and Letter of Transmittal, along with other related materials as may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”) to purchase for cash shares of its common stock, par value $0.001 per share (the “Shares”), having an aggregate purchase price of up to $1,050,000 at a purchase price of $3.50 per share to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Shares to be tendered by you for the account of the undersigned: ___________________ Shares*

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

ODD LOTS

(See Instruction 11 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, stockholders holding less than 100 Shares may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts with less than 100 Shares.

Accordingly, this section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of less than 100 Shares. The undersigned certifies that it either (check one box):

☐	owns, beneficially or of record, an aggregate of less than 100 Shares and is tendering all such Shares; or
☐

is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering, on behalf of the beneficial owner(s), Shares with respect to which it is the record holder and (ii) believes, based upon representations made to it by the beneficial owner(s) of such Shares, that each such person is the beneficial owner of an aggregate of less than 100 Shares and is tendering all such Shares.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors and Special Committee has authorized the Company to make the Offer. However, none of the Company, nor the Special Committee, any of the members of its Board of Directors, or the Information Agent and the Depositary makes any recommendation to STOCKHOLDERS as to whether they should tender or refrain from tendering their shares. None of the Company, nor the Special Committee, any of the members of its Board of Directors, or the Information Agent and the Depositary has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your shares. STOCKHOLDERS should carefully evaluate all information in the Offer to Purchase and in the Letter of Transmittal, consult their own financial and tax advisors and make their own decisions about whether to tender or refrain from tendering their shares and, if deciding to tender how many shares to tender.

SIGNATURE

Signatures:

Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: